Exhibit 99.12

MANAGERS’ Q&A

GENERAL QUESTIONS

1	What is being announced today?
Bridgestone Americas Holding, Inc. and Bandag, Incorporated today jointly announced that they have entered into a merger agreement pursuant to which Bridgestone Americas will acquire the outstanding shares of each class of stock of Bandag for US$50.75. Effective value of the transaction is approximately US$1.050 billion. After the transaction closes (which is currently expected late in Q1 or early in Q2 of 2007) Bandag will be a wholly owned subsidiary of BSAH.

2	In the past year, Bandag has restructured its business and reduced its workforce. Do you think it has done enough or does BSA intend to further consolidate the company with more layoffs and closures once BSA acquires it?
There are some questions that we are just not able to answer right now because the transaction must first be approved by Bandag shareholders and undergo regulatory review. Until that time, the two companies are limited by law in the steps they can take to integrate the businesses.

Let me tell you, however, what we do know:

•	Bridgestone Americas is combining with Bandag to enhance its revenue and product offerings. This is not a transaction driven by cost cutting.
•	Bridgestone Americas is combining with Bandag because it knows Bandag is a great company with great people, products and services.

3	Why does BSA want to acquire Bandag?
Bandag is a leader in the retreading business, with a strong global reputation for quality, service and technology. The Bridgestone Group is the world’s largest manufacturer of quality tires and other rubber products. With ever-increasing operating costs, customers are now focusing on comprehensive tire management solutions rather than just the price of the tire. To keep pace with the market and prepare for the future, it is critical that our business model continually evolve.

By combining their businesses Bandag and Bridgestone Americas will better service their customers by offering a comprehensive tire maintenance solution, backed by a complete line of new and retread truck tire offerings.

In the U.S. and Canada, Bandag and Bridgestone Americas share very similar distribution networks. The joining of these two organizations is a natural fit, which will provide enhanced service to both Bandag and Bridgestone Americas’ customers through this shared distribution network.

4	Is BSA buying Bandag just to buy its proprietary processes or does BSA intend to keep Bandag’s employees too?

Bridgestone Americas is combining with Bandag because it knows it’s a great company with great people, products and services. However, there are some questions that we are just not able to answer right now because the transaction must first be approved by Bandag shareholders and undergo regulatory review. Until that time, the two companies are limited by law in the steps they can take to integrate the businesses.

5	How much is BSA paying for Bandag? And is this a fair price?
The effective value of the transaction is approximately US$1.049 billion. Price per share is approximatelyUS$50.75. Information about the price paid for Bandag stock will be provided in the proxy statement, which will be available shortly.

6	When did the deal begin?
Bandag and Bridgestone Americas have had a decades-long business relationship. TDS stores have been authorized dealers of Bridgestone Americas tires, and many GCR Tire Centers, units of Bridgestone Americas’ subsidiary, BFS Retail & Commercial Operations, LLC, which service the commercial and off-the-road trucking industry, are Bandag dealers. Information about the background of the merger and the parties’ negotiations will be included in the proxy statement to be mailed to Bandag shareholders and will be on file with the SEC.

7	When do you expect the deal to close?
The transaction is expected to close late in the first quarter or early in the second quarter of 2007, subject to the receipt of shareholder and regulatory approvals, as well as the satisfaction of other customary closing conditions.

8	What will happen if Bandag’s shareholders don’t approve the deal?
We can’t speculate on hypothetical questions.

9	Will BSA rebrand Bandag under a new name?
BSA will retain the Bandag brand. Bandag is a leader in the retreading business, with a strong global reputation for quality, service and technology, as well as an extensive worldwide dealer network.

10	Is there any sort of a specific contract with the controlling shareholders?

Certain shareholders, including Carver Partners LP and Martin G. Carver, Bandag’s Chairman and CEO, have entered into separate agreements pursuant to which they have agreed, subject to certain conditions, to vote their shares in support of the transaction.

As he has always been, Marty Carver is committed to the success of this next stage in the life of Bandag. Marty will remain an indispensable resource and an essential advisor to the business after the closing of the transaction.

11	If a competitor or investment fund submits a higher bid, what will BSA do?
We can’t comment on that but would refer you to the proxy statement, which will be mailed to Bandag shareholders and will be on file with the SEC.

12	Do you expect to obtain the necessary regulatory approvals?
Yes.

13	Are there any other risks of the deal collapsing? If the deal falls through, what will BSA do?
We anticipate securing the necessary regulatory and shareholder approvals.

POST MERGER OPERATIONS

Post-merger plans have yet to be developed, but many of the questions will have the same answer. Please use the following answer to questions such as:

14 Who will be in charge of the new business?
15 What is the strategy and business plan after the merger?
16 How will BSA operate this new business in operations located outside North America?
In Japan? In Europe? Other locations?
17 Bridgestone Europe currently has a joint venture for its retread business — how will this relationship be affected by the Bandag deal?
18 Will BSA send a Japanese expatriate to head up Bandag?

It’s premature to comment on future operations. There are some questions that we are just not able to answer right now because the transaction must first be approved by Bandag shareholders and undergo regulatory review. Until that time, the two companies are limited by law in the steps they can take to integrate the businesses.

19	Which business unit is responsible for this business?

Bandag will operate as a wholly owned subsidiary of Bridgestone Americas Holding.

20	What will BSA’s retread market share be like after the acquisition?
Modern Tire Dealer estimates Bandag’s current market share in the U.S. is 45 percent. That will not change as a result of the merger.

21	How will BSA operate and use Bandag?
Bandag is a strong company with a well-deserved global reputation for quality products and services. It will continue to provide the same great service its customers have come to expect. Beyond that, there are some questions that we are just not able to answer right now because the transaction must first be approved by Bandag shareholders and undergo regulatory review. Until that time, the two companies are limited by law in the steps they can take to integrate the businesses.

22	How will BSA apply its tire technology to the retread business? Can BSA use Bandag’s technology?
Technology and service efficiencies will be realized as a result of the combination of the two companies. Through shared resources of tire and retread technologies, the end user will have the benefit of better products and services.

23	Since fleet owners can buy import Chinese tires at a better price than they can buy American retreads, why is BSA buying into an American retread business?
With ever-increasing operating costs, customers are now focusing on comprehensive tire management solutions rather than just the price of the tire. To keep pace with the market and prepare for the future, it is critical that our business model continually evolve.

Bandag is a leader in the retreading business, with a strong global reputation for quality, service and technology. The Bridgestone Group is the world’s largest manufacturer of quality tires and other rubber products. By joining with Bandag, Bridgestone Americas can go to market as its competitors do today, with both new tires and retreading services to satisfy customer needs.

HUMAN RESOURCES QUESTIONS

There are a number of questions that Bandag employees can be expected to ask that do not have answers just yet. Many of them are about personnel decisions. Many others are about Bandag corporate functions and how they will be integrated into the Bridgestone operation. Possible questions along these lines include:

24	Will I be laid off?
25	What is going to happen to my compensation and benefits? Will we continue under the Bandag plan or will we come under the Bridgestone plan?
26	Will I be forced to move to Nashville?
27	Will there be an additional RIF?
28	What company functions will be relocated to Nashville?
29	Will the two company’s sales teams be merged?
30	Will Bridgestone merge TDS and GCR?
31	What will happen to Speedco and Vehicle Services?
32	Will Bandag plants report to Bridgestone Manufacturing?
33	What is going to happen to our European and Latin American operations?

34	What is going to happen to Bandag senior management? Will they be replaced by people from Bridgestone? Are Bridgestone people just going to take over?

For the time being, the answer to all of these is as follows:

There are some questions that we are just not able to answer right now because the transaction must first be approved by Bandag shareholders and undergo regulatory review. Until that time, the two companies are limited by law in the steps they can take to integrate the businesses.

We understand the difficulty of uncertainty, and we are committed to answering these questions as soon as we can. When the answers are determined, you will be the first to know.

Let me tell you, however, what we do know:

•	Bridgestone Americas is combining with Bandag to enhance its revenue and product offerings. This is not a transaction driven by cost cutting.
•	Bridgestone Americas is combining with Bandag because it knows we are a great company with great people, products and services.
•	There will be no change in compensation and benefits for Bandag employees for a full year. That has been agreed to in writing.

35	I have Bandag stock in my 401(k). What impact will this have on my 401(k)?

In the event of shareholder and regulatory approval, these shares will be converted the same way as all other shares and the cash will be credited to the participants’ accounts.

36	What role will Marty have in the new company?

As he has always been, Marty is committed to the success of this next stage in the life of Bandag. Marty will remain an indispensable resource and an essential advisor to the business after the closing of the transaction.

37	Will the corporate headquarters remain in Muscatine or move to Nashville?

Bandag is staying in Muscatine.

38	I’ve heard of the so-called Bridgestone Way. What is that?

In 2001, the Company formulated a new corporate philosophy known as “The Bridgestone Way” in order to codify the company credo — “serving society with superior quality” — championed by the company’s founder, Shojiro Ishibashi.

The Bridgestone Way exemplifies the “Spirit” that each of the Companies’employees should always aim for and the “Mission” the Companies have assumed. At the core of this Spirit is a fervent desire to take pride in earning the trust of customers and other stakeholders. The Companies strive to make life safer, more fulfilling and more enjoyable by delivering high-quality products. The ultimate goal is to become a company that “can take pride in having earned the trust and affection of all.”

39	Will the Bandag name go away?

BSA will retain the Bandag brand. Bandag is a leader in the retreading business, with a strong global reputation for quality, service and technology, as well as an extensive worldwide dealer network.

40	Can you explain the merger process?

Currently we are in what you can call the “interim period.” That’s the time between the announcement of the transaction and its closing. During this time the two companies are limited by law in what they can do together, but there will be meetings to begin planning the integration process.

Before the transaction can close it must be reviewed and approved by government regulators, and it must be approved by a vote of our shareholders.

41	Why does Bandag senior management want to do this? Why did Mr. Carver decide to sell now?

When you run a company like Bandag at a time when the marketplace is changing, the question you have to ask yourself everyday is what will provide for the brightest future for the company and its employees, shareholders and other stakeholders. This transaction, at this time, is the answer to that question.

Customers are not as worried about the price of an individual tire as much as they want a comprehensive tire management solution. This combination gives them better service because they get that comprehensive tire maintenance solution backed by a complete line of new and retread truck tire offerings.

In connection with the proposed combination of Bandag, Incorporated and Bridgestone Americas Holding, Inc. (the Merger), Bandag will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders, a proxy statement. Bandag shareholders are advised to read the proxy statement when it is finalized and distributed, because it will contain important information about the proposed Merger. Shareholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Bandag, 2905 N. Hwy. 61 Muscatine, IA 52761, Attention: Corporate Secretary, telephone (563) 262-1260, or from Bandag’s website, www.bandag.com.

Bandag and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Bandag in favor of the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Bandag’s proxy statement. Information regarding certain of these persons and their beneficial ownership of Bandag common stock as of January 31, 2006, is also set forth in the Schedule 14A filed by Bandag with the SEC on April 17, 2006.